TAX-FREE INCOME TRUST
Registration Number 811-07397

                              EXHIBIT INDEX

Exhibit (h)(3):     Transfer Agency and Administrative Services Agreement dated
                    Jan. 1, 1998.

Exhibit(n):         Financial Data Schedules.

Exhibit(p)(1)       Trustees' power of Attorney, dated Jan. 14, 1999.